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                [LETTERHEAD OF REID & PRIEST LLP APPEARS HERE]

                                                       Exhibit 8.2


                                        New York, New York
                                        March 1, 1995


     Pennsylvania Power & Light Company
     Two North Ninth Street
     Allentown, Pennsylvania 18101-1179

     PP&L Resources, Inc.
     Two North Ninth Street
     Allentown, Pennsylvania 18101-1179


     Gentlemen:

               We have acted as special federal income tax counsel to Pennsylvania Power & Light Company, a Pennsylvania corporation ("PP&L"), and PP&L Resources, Inc., also a Pennsylvania corporation ("Resources"), in connection with the Registration Statement on Form S-4 to be filed by Resources with the Securities & Exchange Commission on or about the date hereof.

               In connection with this opinion, we have reviewed the form of Agreement and Plan of Exchange to be entered into between PP&L and Resources (the "Plan of Exchange"), such Registration Statement (the "Registration Statement") and such other documents and public records as we have deemed necessary or appropriate for the purposes of this opinion. In addition, we have expressly relied upon certain representations made to us by PP&L and Resources. If any statements contained in the Registration Statement are not true and accurate, or if any such representations made to us are not true and accurate, then we express no opinion to the extent that the subject matter of our opinion is affected thereby. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Registration Statement.

               This opinion is based upon the Internal Revenue Code of 1986, as amended to date (the "Code"), including regulations promulgated thereunder, and the judicial and administrative interpretations thereof as they exist on the date hereof. There
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     can be no assurance that the legal authorities upon which this opinion is based will not be modified, revoked, supplemented, amended, revised, reversed or overruled. We assume no obligation to update or supplement this opinion to reflect changes in such legal authorities.

               Based on the foregoing, it is our opinion that, when the Share Exchange has been consummated in the manner described in the Registration Statement, for federal income tax purposes:

               1. The Share Exchange will constitute an exchange qualifying for nonrecognition under Code section 351(a).

               2. No income, gain or loss will be recognized by PP&L or Resources as a result of the Share Exchange.

               3. The basis of the PP&L Common Shares received by Resources will be the same as PP&L's net asset basis immediately after the Share Exchange, subject to certain adjustments under Treasury Regulations relating to consolidated groups.

               4.   Resources' holding period in the PP&L Common
                    Shares includes the period during which such stock was held by the Shareowners.

               5. The consolidated group of corporations of which, prior to the Share Exchange, PP&L is the common parent for federal income tax purposes will continue after the Share Exchange with Resources as the new parent corporation.

               6. No income, gain or loss will be recognized by the holders of PP&L Common Shares from the Share
                    Exchange.

               7. The tax basis of the Resources Common Shares received by a Shareowner will be the same as the Shareowner's basis in the PP&L Common Shares surrendered in the Share Exchange.

               8. The holding period of the Resources Common Shares held by each Shareowner will, for determining long-term capital gains for federal income tax purposes, include the holding period during which
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                    such Shareowner held the PP&L Common Shares,
                    provided that the PP&L Common Shares were held as a capital asset on the date of the exchange.

               9. No income, gain or loss will be recognized by the holders of PP&L Preferred Stock from the Share Exchange.


               We also confirm our opinion as set forth under the caption "Certain Income Tax Consequences" in the Registration Statement.

               Our opinion is limited to the matters expressly addressed above. No opinion is expressed and none should be inferred as to any other matter.

               We hereby authorize and consent to your use of this opinion as
     Exhibit 8.2 to the Registration Statement. We further authorize and consent to the reference to our firm as special federal income tax counsel in the Registration Statement and in the prospectus constituting a part thereof under the captions "Certain Income Tax Consequences" and "Experts".

               This opinion is intended solely for your use and is not to be made available to or relied upon by other persons or entities without our prior written consent.


                                   Very truly yours,

                                   /s/ Reid & Priest LLP

                                   REID & PRIEST LLP